Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard ▪ Lascar Associates
713-529-6600

NEWPARK RESOURCES REPORTS NET INCOME OF $0.18 PER DILUTED SHARE FOR THE FIRST QUARTER 2013

Company announces new $50 million share repurchase program

THE WOODLANDS, TX – April 25, 2013 – Newpark Resources, Inc. (NYSE: NR) today announced results for its first quarter ended March 31, 2013.  Total revenues for the first quarter of 2013 increased 7.7% to $283 million compared to $262 million in the first quarter of 2012.  Net income for the first quarter of 2013 increased 11.1% to $17.4 million, or $0.18 per diluted share, from $15.6 million, or $0.16 per diluted share, in the first quarter of 2012.
Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased with the strong start to 2013, achieving another record level of revenue in the first quarter.  Revenues from our fluids segment grew 13% worldwide over last year’s first quarter.  North American fluids revenues increased 10% over last year’s first quarter to $178 million, despite an 11% reduction in rig count, benefitting from our December 2012 acquisition of Alliance Drilling Fluids.   International revenues from the fluids business were up 21% year-over-year, reflecting strong gains across all regions.
“Revenues in our mats segment declined in the first quarter, as we allocated the majority of the quarter’s composite mat production toward the expansion of our rental fleet, in preparation for the launch of our new spill containment system,” added Howes. “Meanwhile our Environmental Service business continued to deliver consistent results, benefitting from the strengthening activity levels in the Gulf of Mexico.”

SEGMENT RESULTS

The Fluids Systems and Engineering segment generated revenues of $247.3 million in the first quarter of 2013 compared to $218.5 million in the first quarter of 2012, a 13% increase.  Segment operating income rose 62% to $22.6 million (9.1% operating margin) in the first quarter of 2013 compared to $14.0 million (6.4% operating margin) in the first quarter of 2012.
The Mats and Integrated Services segment generated revenues of $20.6 million in the first quarter of 2013 compared to $30.5 million in the first quarter of 2012, a 33% decrease.  Segment operating income declined 41% to $8.5 million (41.2% operating margin) in the first quarter of 2013 compared to $14.3 million (47.0% operating margin) in the first quarter of 2012.
The Environmental Services segment generated revenues of $14.6 million in the first quarter of 2013 compared to $13.3 million in the first quarter of 2012, a 10% increase.  Segment operating income was $3.5 million (24.0% operating margin) in the first quarter of 2013 compared to $3.6 million (26.9% operating margin) in the first quarter of 2012.

SHARE REPURCHASE PROGRAM
The Company’s Board of Directors has authorized a second $50 million share repurchase program, following the $50 million repurchase program completed in the fourth quarter of 2012.  Purchases under the new program will be funded with a combination of cash generated from operations and borrowings under the Company’s revolving credit facility, and the repurchase program has no specific term.  The Company may repurchase shares in the open market or as otherwise determined by management, subject to market conditions, business opportunities and other factors.  The Company’s management has been authorized to establish trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as part of the share repurchase program.

CONFERENCE CALL
Newpark has scheduled a conference call to discuss first quarter 2013 results, which will be broadcast live over the Internet, on Friday, April 26, 2013 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time.  To participate in the call, dial 480-629-9835 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com.  For those who cannot listen to the live call, a replay will be available through May 10, 2013 and may be accessed by dialing (303) 590-3030 and using pass code 4610050#.  Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.  For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2012, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, our customers’ activity levels in exploration and drilling, operating hazards inherent  in the oil and natural gas industry, particularly offshore, our international operations, the availability of raw materials and skilled personnel, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast.  Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2013	2012	2012

Revenues	$282,518	$270,328	$262,336

Cost of revenues	230,406	219,817	214,902

Selling, general and administrative expenses	24,182	24,217	21,313
Other operating income, net	(439)	43	(14)

Operating income	28,369	26,251	26,135

Foreign currency exchange (gain) loss	(368)	333	(230)
Interest expense, net	2,520	2,403	2,368

Income from operations before income taxes	26,217	23,515	23,997
Provision for income taxes	8,842	12,322	8,363

Net income	$17,375	$11,193	$15,634

Income per common share -basic:	$0.21	$0.13	$0.17
Income per common share -diluted:	$0.18	$0.12	$0.16

Calculation of Diluted EPS:
Net income	$17,375	$11,193	$15,634
Assumed conversion of Senior Notes	1,266	927	1,257
Adjusted net income	$18,641	$12,120	$16,891

Weighted average number of common shares outstanding-basic	84,100	84,602	90,473
Add: Dilutive effect of stock options and restricted stock awards	1,572	903	1,198
Dilutive effect of Senior Notes	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	101,354	101,187	107,353

Income per common share - diluted	$0.18	$0.12	$0.16

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2013	2012	2012

Revenues
Fluids systems and engineering	$247,339	$229,329	$218,496
Mats and integrated services	20,584	26,612	30,533
Environmental services	14,595	14,387	13,307
Total revenues	$282,518	$270,328	$262,336

Operating income (loss)
Fluids systems and engineering	$22,622	$17,714	$13,995
Mats and integrated services	8,480	10,845	14,339
Environmental services	3,508	3,444	3,575
Corporate office	(6,241)	(5,752)	(5,774)
Total operating income	$28,369	$26,251	$26,135

Segment operating margin
Fluids systems and engineering	9.1%	7.7%	6.4%
Mats and integrated services	41.2%	40.8%	47.0%
Environmental services	24.0%	23.9%	26.9%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	March 31,	December 31,
(In thousands, except share data)	2013	2012

ASSETS
Cash and cash equivalents	$41,710	$46,846
Receivables, net	343,850	323,439
Inventories	210,264	209,734
Deferred tax asset	11,440	11,596
Prepaid expenses and other current assets	14,491	12,441
Total current assets	621,755	604,056

Property, plant and equipment, net	264,399	253,990
Goodwill	88,666	87,388
Other intangible assets, net	36,310	41,018
Other assets	8,062	8,089
Total assets	$1,019,192	$994,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$8,990	$2,599
Accounts payable	121,356	114,377
Accrued liabilities	45,136	42,620
Total current liabilities	175,482	159,596

Long-term debt, less current portion	242,807	256,832
Deferred tax liability	46,523	46,348
Other noncurrent liabilities	20,573	18,187
Total liabilities	485,385	480,963

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 96,224,385 and 95,733,677 shares issued, respectively	962	957
Paid-in capital	490,297	484,962
Accumulated other comprehensive loss	(3,498)	(734)
Retained earnings	112,390	95,015
Treasury stock, at cost; 10,073,767 and 10,115,951 shares, respectively	(66,344)	(66,622)
Total stockholders’ equity	533,807	513,578
Total liabilities and stockholders' equity	$1,019,192	$994,541

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Three Months Ended March 31,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$17,375	$15,634
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	10,954	8,018
Stock-based compensation expense	1,973	1,383
Provision for deferred income taxes	534	81
Net provision for doubtful accounts	208	414
(Gain) loss on sale of assets	(99)	244
Change in assets and liabilities:
Increase in receivables	(20,969)	(24,439)
Increase in inventories	(1,280)	(12,144)
Increase in other assets	(2,382)	(1,755)
Increase in accounts payable	4,179	9,008
Increase (decrease) in accrued liabilities and other	4,747	(2,852)
Net cash provided by (used in) operating activities	15,240	(6,408)

Cash flows from investing activities:
Capital expenditures	(16,127)	(17,302)
Proceeds from sale of property, plant and equipment	213	8
Net cash used in investing activities	(15,914)	(17,294)

Cash flows from financing activities:
Borrowings on lines of credit	71,102	85,951
Payments on lines of credit	(78,748)	(50,632)
Proceeds from employee stock plans	3,808	234
Purchase of treasury stock	-	(7,598)
Other financing activities	(38)	10
Net cash (used in) provided by financing activities	(3,876)	27,965

Effect of exchange rate changes on cash	(586)	859

Net (decrease) increase in cash and cash equivalents	(5,136)	5,122
Cash and cash equivalents at beginning of year	46,846	25,247

Cash and cash equivalents at end of period	$41,710	$30,369

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